Exhibit 99.1

Emerging Markets Horizon Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing January 31, 2022

NEW YORK, January 31, 2022 /PRNewswire/ -- Emerging Markets Horizon Corp. (the “Company”), a special purpose acquisition company, announced that, commencing January 31, 2022, holders of the 28,750,000 units sold in the Company’s initial public offering, completed on December 13, 2021, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on The Nasdaq Global Market (the “Nasdaq”) under the symbol “HORIU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “HORI” and “HORIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained, when available, for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Citigroup, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717 (tel: +1 800-831-9146), or VTB, Attention: VTB Capital plc, 14 Cornhill, London, EC3V 3ND, United Kingdom.

A registration statement relating to the securities was declared effective by the SEC on December 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Emerging Markets Horizon Corp.
Emerging Markets Horizon Corp. is a blank check company focused on Central & Eastern Europe (“CEE”), Russia or the Commonwealth of Independent States (“CIS”) whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by EM Horizon Investments, which is controlled by Riccardo Orcel, Nevsky Properties Limited (which is controlled by VTB Capital) and FPP Capital Advisers (an affiliate of FPP Asset Management LLP).

While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to focus on identifying high growth technology and consumer-exposed businesses in CEE, Russia or the CIS.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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For more information, please contact:
Riccardo Orcel at emergingmarketshorizoncorp@gmail.com